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                                                                     Exhibit 5

                               January 15, 2007

D. E. DeSousa
L. R. Giglio
T. S. Gurganous
R. D. Offenbacher
R. A. Reynolds, Jr.
   As Voting Trustees under the
   Voting Trust Agreement relating
   to shares of Common Stock of
   Graybar Electric Company, Inc.
34 North Meramec Avenue
St. Louis, Missouri  63105

Dear Sirs:

         We refer to (i) the Voting Trust Agreement, to be dated as of March 16, 2007 (the "Voting Trust Agreement") and entered into by holders of shares
               ----------------------
of common stock, par value $1 per share (the "Common Stock"), of Graybar
                                              ------------
Electric Company, Inc., a New York corporation (the "Company"), the Company
                                                     -------
and you, as voting trustees (the "Voting Trustees"), and (ii) the Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act
                            ----------------------
of 1933, as amended (the "Securities Act"), to be filed with the Securities
                          --------------
and Exchange Commission (the "Commission") by the Voting Trustees relating to
                              ----------
voting trust interests (the "Voting Trust Interests") to be issued pursuant to
                             ----------------------
the Voting Trust Agreement.

         We have examined the Voting Trust Agreement and the form of voting trust certificates evidencing the Voting Trust Interests set forth therein. We have also examined originals, or certified or photostatic copies, of such records of the Company and the Voting Trustees and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

         Based upon our examination mentioned above, subject to the assumptions stated and relying upon the statements of fact contained in the documents that we have examined, we are of the opinion that the Voting Trust Agreement, when duly executed and delivered by one or more holders of shares of Common Stock of the Company, the Voting Trustees and the


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Grabar Electric Company, Inc.
January 15, 2007
Page 2

Company, will be a valid and legal agreement of the parties thereto under the laws of the State of New York and that the Voting Trust Interests, when issued in accordance with the provisions of the Voting Trust Agreement, will be validly and legally issued.

         We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the Prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.

                                         Very truly yours,


                                         /s/ Winston & Strawn LLP